SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
(Amendment No.    )

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The GDL Fund
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THE GDL FUND Investor Relations Contact: Laurissa Martire 914.921.5399 lmartire@gabelli.com

PRESS RELEASE
For Immediate Release

THE GDL FUND

ANNUAL MEETING OF SHAREHOLDERS

RYE, N.Y. – May 20, 2020 – The GDL Fund (NYSE:GDL) (the “Fund”) announced that it will host the 2020 Annual Meeting of Shareholders (the “Annual Meeting”) as a virtual meeting on June 5, 2020 at 7:30 a.m., Eastern Time.

Individuals will not be able to attend the annual meeting in person. To participate in the Annual Meeting, shareholders must register in advance by submitting the required information to the Fund, at https://gabelli.zoom.us/webinar/register/WN_BZjSL0orRNmLkUPSnbmGHQ.

Requests for registration must be received no later than 5:00 p.m., Eastern Time, on June 4, 2020. Shareholders will receive an email confirming their registration and providing instructions for participating in the Annual Meeting. The record date for voting in the Annual Meeting is May 20, 2020.

Due to the change in record date, shareholders who previously voted must resubmit their vote prior to the rescheduled meeting. Shareholders are encouraged to vote in advance of the Annual Meeting either through the internet, by telephone or, if paper copies of proxy materials were requested, by returning the completed proxy card. Shareholders can vote through the internet at www.proxyvote.com.

Any questions for the Annual Meeting can be submitted in advance when registering online or at the Annual Meeting.

Investors should carefully consider the investment objectives, risks, charges, and expenses of the Fund before investing.

About The GDL Fund
The GDL Fund is a diversified, closed-end management investment company with $193 million in total net assets whose investment objective is to achieve absolute returns in various market conditions without excessive risk of capital. The Fund is managed by Gabelli Funds, LLC, a subsidiary of GAMCO Investors, Inc. (NYSE:GBL).

NYSE – GDL
CUSIP – 361570104

NYSE – GDL PrC
CUSIP – 361570401